Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statements of German American Bancorp on Form S-3 (File No. 33-92202 and 333-35650) and Form S-8 (File No. 333-80605, 333-81837, and 333-81839) of our report, dated February
14, 2002, on the consolidated financial statements of German American Bancorp as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which report is included in the annual report on Form 10-K of German American Bancorp for the year ended December 31, 2001.


                                   /s/ Crowe, Chizek and Company LLP
                                   Crowe, Chizek and Company LLP

March 22, 2002
Indianapolis, Indiana















                                  Exhibit 23.1